Exhibit 10.2

January 18, 2005

Mr. Stephen J. Alesia
One Technology Way
Indianapolis, IN  46268

Dear Steve,

As CFO, Secretary and Treasurer, in the event your employment with Hurco Companies, Inc. is terminated for reasons other than gross misconduct, you are entitled to severance concessions as outlined below.

Severance:

In the event that Hurco Companies, Inc. elects to terminate your employment for reasons other than gross misconduct or other actions that constitute “just cause” Hurco will pay you twelve months severance at your rate of salary in effect on the date you are relieved of your responsibilities.

Medical and Life Insurance:

Effective with your employment termination, Hurco will provide you with a lump sum payment, subject to all applicable taxes, sufficient to maintain twelve months of personal medical and life insurance coverage.

Voluntary Resignation:

In the event you voluntarily resign your employment with Hurco Companies, Inc., Hurco will not be obligated to provide you with any severance payments or other benefits.

Very truly yours,

/s/ Michael Doar

Michael Doar
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Stephen J. Alesia    January 18, 2005
Stephen J. Alesia        Date